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                                                                    Exhibit 23.1

                               CONSENT OF KPMG LLP

The Board of Directors
Magma Design Automation, Inc.:

We consent to the incorporation by reference in the registration statement dated November 30, 2001 on Form S-8 of Magma Design Automation, Inc. of our report dated July 16, 2001, except for the last paragraph of Note 4, which is as of September 26, 2001, with respect to the consolidated balance sheets of Magma Design Automation, Inc. and subsidiaries as of March 31, 2001 and 2000, and the related consolidated statements of operations, redeemable convertible preferred stock and stockholders' deficit, and cash flows for each of the years in the three-year period ended March 31, 2001, which report appears in the prospectus filed pursuant to Rule 424(b) of the Securities Act of 1933, dated November 19, 2001 and filed on November 20, 2001, of Magma Design Automation, Inc.

                                      /s/ KPMG LLP

Mountain View, California
November 29, 2001